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                                                                   Exhibit 99.01

Ansoft Corporation Acquires Compact Software

Wednesday, April 09, 1997 4:12 PM

    PITTSBURGH, April 9 /PRNewswire/ -- Ansoft Corporation announced today that it has successfully completed the acquisition of Compact Software, Inc. ("Compact"), a privately held corporation.

    "The addition of Compact is expected to have a significant positive impact on revenues and profits in the upcoming and future fiscal years," stated Nicholas Csendes, Ansoft's President and CEO. "Compact has a full line of RF and microwave circuit design tools. Together with the enabling electromagnetics technology from Ansoft, the combined products position Ansoft as a premier provider of wireless systems design software tools," Csendes continued.

    Prem Premkumar, VP of Marketing, stated, "Ansoft's high frequency products to-date focused on RF and microwave component design. The tools acquired complete the solution suite enabling Ansoft to penetrate the broader wireless systems design market."

    Under the terms of the agreement, Ansoft will exchange a combination of approximately 1.3 million shares of common stock and $3.0 million in cash for all the outstanding shares of Compact. The merger is intended to be accounted for as a purchase. Based on the closing price of Ansoft's stock on April 8, 1997, the deal is valued at approximately $10.0 million. Ansoft expects to record a one-time charge in the fourth quarter of the fiscal year ending April 30, 1997, for merger related costs.

   Dr. Ulrich Rohde, the majority shareholder of Compact with over 20 years of expertise within the microwave arena, will join the company as executive vice president of strategic planning for microwave design. Dr. Rohde will also be joining Ansoft's Board of Directors, bringing the total number of board members to six. This press release contains forward-looking statements that involve risks and uncertainties. Actual results, including the level of earnings of Ansoft Corporation, and the success of the proposed merger may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with acquisitions, such as difficulties in the assimilation of operations, technologies and products of the acquired company, diversion of management's attention from other business concerns, risks of entering new markets, competitive response, and a downturn in the electronic design automation (EDA) software industry. For a more detailed description of the risk factors, please refer to the company's respective SEC filings.

    Ansoft is a leading provider of a suite of EDA software products that enable the design of high performance electrical components and systems, such as cellular phones, satellite communication systems, computer circuit boards, motors and ABS braking systems. Ansoft markets its products worldwide through its direct sales force and distributors, and provides comprehensive customer support and training. Ansoft customers include leading electronics, telecommunications, and

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automotive companies including GM, Motorola, ABB, Chrysler, Raytheon, TRW, SGS
Thomson, Mitsubishi, Texas Instruments, Hitachi, Sony, AT&T, and Sun
Microsystems.


SOURCE Ansoft Corporation


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